CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-10 being filed by WonderFi Technologies Inc. (the "Company") with the United States Securities and Exchange Commission of our report dated March 31, 2023, on the consolidated financial statements of the Company, which comprise the consolidated statement of financial position as at December 31, 2022, and the consolidated statement of loss and comprehensive loss, the consolidated statement of changes in shareholders' equity and the consolidated statement of cash flows for the fifteen-month period ended December 31, 2022, and notes to consolidated financial statements, including a summary of significant accounting policies.

/s/ Raymond Chabot Grant Thornton LLP

Raymond Chabot Grant Thornton LLP

Montréal, Québec

October 5, 2023